Exhibit 6.10

FIRST AMENDMENT

TO THE LIFE INSURANCE ENDORSEMENT METHOD SPLIT DOLLAR

PLAN AGREEMENT EFFECTIVE SEPTEMBER 12, 2001

This Amendment, made and entered into this 5th day of February, 2007, by and between The Lyons National Bank, a banking corporation organized and existing under the laws of the United States of America, hereinafter referred to as the, “Bank”, and Clair J. Britt, a Key Employee and Executive of the Bank, hereinafter referred to as the, “Executive”, shall effectively amend the Life Insurance Endorsement Method Split Dollar Plan Agreement, effective September 12, 2001, as follows:

1.	Life Insurance Endorsement Method Split Dollar Plan Agreement, The ING Southland Life “Insurer” and “Policy Number” shall be deleted from page one (1) and replaced with the following:

Insurer:	New York Life Insurance and Annuity Corporation

Policy Number:	56311895

This Amendment shall be effective the 5th day of February, 2007. To the extent that any paragraph, term, or provision of said agreement is not specifically amended herein, or in any other amendment thereto, said paragraph, term, or provision shall remain in full force and effect as set forth in said Agreements.

IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Amendment and executed the original thereof on the first day set forth hereinabove, and that, upon execution, each has received a conforming copy.

THE LYONS NATIONAL BANK
Lyons, New York

/s/ Carol Snook	By:	/s/ Robert A. Schick
Witness		(Bank Officer other than Insured)	Title

/s/ Carol Snook	/s/ Clair J. Britt
Witness	Clair J. Britt